UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.  _________)*


	<DMC Stratex Networks Com>
(Name of Issuer)

	Common Stock
(Title of Class of Securities)


	<23322L106>
(CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No.	<23322L106>


13G

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

		State of Wisconsin Investment Board
			39-6006423

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *
									(a)
Not Applicable							(b)

3. SEC USE ONLY

4. CITZENSHIP OR PLACE OF ORGANIZATION

Madison, Wisconsin


NUMBERS OF SHARES
BENEFICIALLY OWNED BY
EACH
REPORTING
PERSON
WITH
5. SOLE VOTING POWER
	<8,647,515>

6. SHARED VOTING POWER
	Not Applicable

7. SOLE DISPOSITIVE POWER
	<8,647,515>

8. SHARED DISPOSITIVE POWER
	Not Applicable

9. AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
		<8,647,515>

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES *	Not Applicable

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		<10.55>

12. TYPE OF REPORTING PERSON *

		EP (Public Pension Fund)


		*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.	ISSUER
(a) <DMC Stratex Networks Com>
(b) <170 Rose Orchard Way>
		<San Jose CA 95134>

ITEM 2.	PERSON FILING
(a) State of Wisconsin Investment Board
(b) P. O. Box 7842
Madison, WI 53707
(c) Wisconsin State Agency
(d) See cover page
(e) See cover page

ITEM 3.	THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) or
		13d-2(b)AND THE STATE OF WISCONSIN INVESTMENT
		BOARD IS A GOVERNMENT AGENCY WHICH MANAGES PUBLIC
		PENSION FUNDS SUBJECT TO PROVISIONS COMPARABLE TO ERISA.

ITEM 4.	OWNERSHIP
(a) See Row 9 on Page 2
(b) See Row 11 on Page 2
(c) The State of Wisconsin Investment Board retains sole voting and dispositive power for all shares.

ITEM 5.	IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT
		THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS
		CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE
		PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING 				<X>.

ITEM 6.	NOT APPLICABLE

ITEM 7.	NOT APPLICABLE

ITEM 8.	NOT APPLICABLE

ITEM 9.	NOT APPLICABLE

ITEM 10.	CERTIFICATION

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

	After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

<October 10, 2001>
Date
/s/ Jean Ledford
Signature

Jean Ledford, Chief Investment Officer - Public Equities
Name/Title